UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD
Specialized Disclosure Report

IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)

3100 Sanders Road, Suite 301
Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip code)
Abhishek Khandelwal - (847) 498-7070
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2024.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

IDEX Corporation (the “Company”) has filed this Specialized Disclosure Report and the associated Conflict Minerals Report for the period from January 1 to December 31, 2024, which appears as Exhibit 1.01 hereto and is publicly available on the Company’s website at https://www.idexcorp.com/about-idex/compliance-integrity/.

Item 1.02 Exhibit

The Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 - Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit 1.01 - IDEX Corporation’s Conflict Minerals Report for the period January 1 to December 31, 2024.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

IDEX CORPORATION

	By:	/s/ ABHISHEK KHANDELWAL
Abhishek Khandelwal
Senior Vice President and Chief Financial Officer
May 29, 2025

EXHIBIT INDEX

Exhibit Number	Description

1.01	Conflict Minerals Report for the year ended December 31, 2024